3: BYLAWS

BYLAWS
OF
HIGHLANDS EIGHTY COMMERCE CENTER OWNERS ASSOCIATION

These Bylaws of Highlands Eighty Commerce Center Owners Association are effective on July 2, 2002.

    Definitions. As used in these Bylaws, the following defined terms shall have the following meanings:
          "Articles" shall mean the Articles of Incorporation of Highlands Eighty Commerce Association, filed with the California Secretary of State on July 2, 2002, as such document may be amended from time to time;
          "Assessment" shall have the meaning set forth in the Declaration;
          "Association" shall mean Highlands Eighty Commerce Association, a California nonprofit mutual benefit corporation;
          "Association Rules" shall have the meaning set forth in the Declaration;
          "Board" shall collectively mean the directors of the Association, serving from time to time, in accordance with these Bylaws;
          "Building" shall have the meaning set forth in the Declaration;
          "Bylaws" shall mean these Bylaws of Highlands Eighty Commerce Center Office Association, dated July 2, 2002, as such document may be amended from time to time;
          "California Nonprofit Mutual Benefit Corporation Law" shall collectively mean those statutes governing nonprofit mutual benefit corporations organized under the laws of the State of California, as such statutes are set forth in as set forth in Sections 7110, et seq., of the California Corporations Code;
          "Chief Financial Officer" shall mean the individual elected to serve as the chief financial officer of the Association in accordance with Section 10.7.4 below;
          "Class A Members" shall collectively mean (i) until the Conversion Date, all Members, other than Declarant, and (ii) from and after the Conversion Date, all Members and Declarant (provided and for so long as Declarant owns an interest in a Parcel). "Class A Member" shall mean any one of the Class A Members, if and to the extent appropriate in the context;
          "Class B Member" shall mean Declarant;
          "Common Area" shall have the meaning set forth in the Declaration;
          "Conversion Date" shall mean the first of the following events to occur:
            The total outstanding votes held by Class A Members equals or exceeds the total outstanding votes held by the Class B Member;
            The fifth (5th) anniversary of the date of the Declaration; or
            The third (3rd) anniversary of Declarant's first conveyance of its entire fee simple interest in any Parcel to a third party;
          "Covered Property" shall have the meaning set forth in the Declaration;
          "Declarant" shall mean Capital Builders Development Properties II, a California limited partnership;
          "Declaration" shall mean that certain Declaration of Covenants, Conditions and Restrictions for Highlands 80 Commerce Center, also known as Highlands Eighty Commerce Center, recorded on June 10, 2002, in Book 20020610, Page 1737, of the Official Records of Sacramento County, California, as such document may be supplemented, amended or modified, from time to time, by a duly recorded subsequent declaration or amendment thereto. A copy of the Declaration is attached to these Bylaws as Exhibit A and incorporated herein by this reference;
          "Governing Documents" shall mean these Bylaws, the Articles, the Declaration and the Association Rules (together with all rules and regulations made pursuant thereto), as such documents may be amended from time to time;
          Until the Conversion Date, "Majority of a Quorum" shall collectively mean the vote of a majority of the votes cast at a meeting or by written ballot by Class A Members eligible to vote, and the vote of a majority of votes cast at a meeting or by written ballot by the Class B Member, when the number of Members attending the membership meeting or the number of ballots cast equals or exceeds the quorum requirements set forth in Section 5.5 below. From and after the Conversion Date, "Majority of a Quorum" shall mean the vote of a majority of the votes cast at a meeting or by written ballot by Members eligible to vote, when the number of Members attending the membership meeting or the number of ballots cast equals or exceeds the quorum requirements set forth in Section 5.5 below;
          "Members" shall collectively mean all Owners who acquire membership interests in the Association pursuant to Section 3 below. "Member" shall mean any one of the Members, if and to the extent appropriate in the context;
          "Occupants" shall have the meaning set forth in the Declaration. "Occupant" shall mean any one of the Occupants, if and to the extent appropriate in the context;
          "Open Meeting Act" shall mean the California Common Interest Development Open Meeting Act, as set forth in Section 1363.05 of the California Civil Code;
          "Owner" shall have the meaning set forth in the Declaration;
          "Parcel" shall have the meaning set forth in the Declaration;
          "President" shall mean the individual elected to serve as the chief executive officer of the Association pursuant to Section 10.7.1 below;
          "Property Management Agreement" shall have the meaning set forth in the Declaration;
          "Regular Assessment" shall have the meaning set forth in the Declaration;
          "Secretary" shall mean the individual elected to serve as the secretary of the Association in accordance with Section 10.7.3 below;
          "Special Assessment" shall have the meaning set forth in the Declaration; and
          "Voting Power" with respect to the Members (or a class of Members, as the case may be) shall collectively mean those Members (or Members within a class of Members, as the case may be) who are eligible to vote for the election of directors or with respect to any other matter, issue or proposal properly presented to the Members for approval at the time any determination of voting power is made.
    Formation and Organization.
      Name. The name of the Association is "Highlands Eighty Commerce Center Owners Association".
      Nonprofit Status. The Association has been formed as a nonprofit mutual benefit corporation under the laws of the State of California. As such, the Association shall be governed by and in accordance with the provisions of the California Nonprofit Mutual Benefit Corporation Law.
      Purpose. The purpose of the Association is to (i) manage the Covered Property, (ii) maintain and administer the Common Area, (iii) exercise all rights conferred on, and fulfill all obligations imposed on, the Association pursuant to the Declaration, and (v) perform such other acts as shall generally benefit the Covered Property.
      Application of Bylaws. All present and future owners, mortgagees, lessees, and occupants of all or any part of the Covered Property, as well as any other party who uses the facilities of the Covered Property in any manner, are subject to these Bylaws and other Governing Documents. A party's acquisition, lease or occupancy of all or any part of the Covered Property shall constitute such party's acceptance and ratification of the provisions contained in these Bylaws and other Governing Documents.
      Principal Office. The principal executive or business office (or any branch thereof) of the Association shall be located at such place(s) within the County of Sacramento, State of California as the Board shall determine, from time to time. The Association may also have other offices, and may carry out its purposes, at such other places within and/or outside the State of California as the Board may determine, from time to time.
    Membership.
      Acquisition, Termination and Transfer of Membership.
        Acquisition. A party shall acquire a membership in, and thereby become a Member of, the Association if and when such party (i) becomes an Owner, and (ii) presents proof thereof to the Secretary pursuant to Section 3.4 below. Membership in the Association is appurtenant to, and may not be separated from, ownership of any Parcel. Not more than one membership in the Association shall exist based upon ownership of a single Parcel.
        Termination. A party shall automatically cease to be a Member of the Association if and when such party ceases to be an Owner.
        Transfer. Membership in the Association may not be transferred, encumbered, pledged or alienated in any way, except upon the transfer of title to the Parcel to which such membership is appurtenant, and then, only to the transferee. Upon an Owner's sale, conveyance or other transfer of its ownership interest in a Parcel, (i) such Owner's membership interest appurtenant to such Parcel shall automatically transfer to the new Owner(s) of such Parcel, (ii) such new Owner(s) shall be become a Member if and to the extent provided in Section 3.1.1 above, and (iii) the Association may record the transaction upon the books and records of the Association without any further action or consent by the transferring Owner. Any attempted sale, conveyance or other assignment of a membership interest in the Association in violation of this Section 3.1.3 shall be void and not reflected in the books and records of the Association. In the case of an encumbrance recorded with respect to any Parcel, the mortgagee shall not possess any membership rights unless and until the mortgagee becomes an Owner by foreclosure or acceptance of a deed in lieu thereof.
      Classes of Membership.
        Until Conversion Date. Until the Conversion Date, the Association shall have two classes of members, namely the Class A Members and the Class B Member. Until such time, the Class A Members and the Class B Member shall be determined in accordance with the following provisions:
          Each Member (other than Declarant) shall be a Class A Member of the Association; and
          The Declarant shall be the sole Class B Member.
        From and After Conversion Date. From and after the Conversion Date, (i) the membership of the Class B Member shall be irreversibly converted to that as a Class A Member, and (ii) the Association shall have only one class of members, namely the Class A Members. From and after such time, each Member (including Declarant, provided and for so long as Declarant is an Owner) shall be a Class A Member of the Association.
      Evidence of Membership. For purposes of this Section 3, proof of a party's ownership interest in a Parcel shall consist of such party's written notice to the Secretary of such party's acquisition of an ownership interest in a Parcel, which notice shall include (i) a copy of a duly executed and acknowledged grant deed recorded with the Official Records of the County of Sacramento, California, (ii) a copy of a title insurance policy evidencing such party's ownership of the Parcel, or (iii) such other evidence of ownership as the Board deems acceptable, in its sole discretion.
      Right of Enjoyment of Membership. Each Member shall have a nonexclusive easement for the use of, and enjoyment in and to, the Common Area, which right shall be appurtenant to every Parcel, and pass with the interest required to be an Owner, subject to all of the easements, covenants, conditions, restrictions and other provisions contained in the Declaration and other Governing Documents.
    Voting of Members.
      In General. Only Members shall have the right to vote, which rights are enumerated in these Bylaws and the Declaration.
      Voting Rights of Classes.
        Class A Members. Each Parcel owned by a Class A Member shall be entitled to one vote on each matter submitted to a vote of the Members. If two or more Class A Members collectively own a single Parcel (whether as fiduciaries, partners, joint tenants, tenants-in-common, husband and wife, tenants-by-the-entirety, or otherwise), and such Class A Members are unable to agree among themselves at the time that votes are cast on any matter in question as to how their vote(s) with respect to such Parcel shall be cast, they shall not be entitled to vote on the matter in question. If any Class A Member casts a vote representing its Parcel, it will thereafter be conclusively presumed for all purposes that it was acting with the authority and consent of all other parties comprising such Owner. Any votes cast with regard to any such Parcel in violation of this provision shall be null and void.
        Class B Member. Until the Conversion Date, each Parcel owned by the Class B Member shall be entitled to three (3) votes on each matter submitted to a vote of the Members. From and after the Conversion Date, the Class B Member shall have no further voting rights as such.
        Fractional Member of Voting Rights. In the event any fractional member of voting rights would otherwise be determined in accordance with the provisions set forth in Section 4.2.1 or 4.2.2 above with respect to any Parcel, the number of voting rights shall be rounded to the next higher whole number.
        Voting While Two Classes of Membership. Except as expressly provided otherwise in the Governing Documents, before, on and after the Conversion Date, any action hereunder which requires the approval of a prescribed majority of the Voting Power of Members shall be deemed to require the vote or written assent of a bare majority of the total Voting Power of the Association.
      Commencement of Voting Rights. Notwithstanding any other provision in these Bylaws to the contrary, voting rights attributable to the ownership of a Parcel shall vest immediately upon the date Regular Assessments commence against such Parcel pursuant to the Declaration.
      Restrictions On Voting Rights. All voting rights of Members shall be subject to the restrictions and limitations set forth in these Bylaws and other Governing Documents.
      Manner of Casting Votes.
        Voting at Membership Meetings. Voting at any meeting of the Members may be by voice or by ballot; provided, however, the voting in any election of a director shall be conducted by secret ballot. The vote on any other issue properly before a duly held meeting of the Members shall be conducted by secret ballot if and when (i) determined by the chairman of the meeting, in his or her discretion, or (ii) requested by ten percent (10%) of the Members present at such meeting.
        Voting by Written Ballot. In addition to voting in person or by proxy at a meeting, Members' votes may be solicited by written ballot with respect to any issue other than the election of directors pursuant to Section 4.7 below.
        Voting by Proxy. Members otherwise eligible to vote at a meeting of the Members may do so (i) in person, or (ii) by proxy pursuant to Section 4.6 below.
        Cumulative Voting. Each Member entitled to vote at any election of directors in which more than two director positions are to be filled may cumulate his or her votes by (i) giving one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which such Member is entitled, or (ii) distributing his or her votes on the same principle among as many candidates as he or she desires. No Member may cumulate votes unless (i) the name(s) of the candidate(s) have been placed in nomination before voting, and (ii) such Member has given notice at the meeting, and before the voting, of such Member's intention to cumulate his or her votes. If any Member has given such notice, all Members may cumulate their votes for candidates in nomination. In any election of directors by cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected.
      Proxies.
        In General. Any Member entitled to vote may do so either in person or by one or more agents authorized by a written proxy signed by the Member and filed with the Secretary. Any proxy shall be for a term not to exceed eleven (11) months from the date of issuance, unless otherwise provided in the proxy; provided, however, the maximum term of any proxy shall be three (3) years from the date of execution. Proxy forms shall be dated to assist in verifying their validity. Every proxy shall continue in full force and effect until (i) the termination of such proxy, or (ii) the earlier revocation of such proxy pursuant to Section 4.6.2 below.
        Revocation. A Member may revoke his or her proxy at any time prior to the vote pursuant thereto, by (i) delivery to the Secretary of a written notice of revocation, (ii) a subsequent proxy executed by such Member and presented to the meeting, or (iii) as to any meeting, attendance at such meeting and voting in person by such Member. The dates contained on the forms of proxy presumptively determine their order of execution, regardless of postmarks contained on the envelopes in which they are mailed. In addition, a Member's proxy shall be deemed automatically revoked upon (i) such Member's cessation to be an Owner, or (ii) the Secretary's receipt of written notice of such Member's death or judicially declared incompetence.
        Validity Regarding Material Transactions. Any proxy given with respect to any of the following matters shall be valid only if the proxy form sets forth a general description of the nature of the matter to be voted on:
          Removal of directors without cause;
          Filling of vacancies on the Board;
          Approval of contracts or transactions between (i) the Association and one or more directors, or (ii) the Association and a corporation, firm or association in which one or more directors has a material financial interest;
          Amendment of the Articles, these Bylaws or the Declaration;
          Action to change any Assessments in a manner requiring the approval of Members under the Declaration;
          Sale, lease, exchange, transfer or other disposition of all or substantially all of the Association's assets, other than in the regular course of the Association's activities;
          Merger of the Association or an amendment to an agreement of merger; and/or
          Voluntary dissolution of the Association.
        Restriction or Elimination of Proxy Rights; Limitation on Authority. No amendment of the Articles or Bylaws repealing, restricting or expanding proxy rights may be adopted without approval by (i) the affirmative vote of a majority of the Voting Power of the Members represented and voting at a duly held meeting at which a quorum is present, or (ii) the affirmative vote of a majority of the Voting Power of the Members by written ballot pursuant to Section 4.7 below.
        Proxy Rules for Memberships Held by Two or More Persons. Where two or more Members possess a single vote (e.g., by virtue of their co-ownership of a single Parcel), any proxy with respect to the vote of such Members may be signed by one or more of such persons, provided no more than one proxy is issued with respect to any single membership.
        Form of Proxy. Any form of proxy distributed by any person to the Members shall afford the opportunity to specify a choice between approval or disapproval of each matter or group of matters to be acted upon; provided, however, it shall not be mandatory that a candidate for election to the Board be named in the proxy. The proxy shall provide that, where the Member specifics a choice, the vote shall be cast in accordance with that choice. The proxy shall also identify the person(s) authorized to exercise the proxy and the length of time it will be valid.
      Action by Written Ballot Without a Meeting.
        In General. Upon the determination by either of the following, any action that otherwise could be taken at any annual or special meeting of the Members (other than the election of directors) may be taken without a meeting by written ballot in accordance with this Section 4.7:
          A majority vote of the Board; or
          Members possessing five percent (5%) of the total Voting Power of the Members signing a written request that a proposal be presented to the Members for a vote by written ballot, and delivering such request to the President, any vice president, or the Secretary. If any such request is received from such Members, the Association's obligation to initiate the balloting process shall be governed by the provisions set forth in Section 5.4 below.

        Once such a determination is made, the Board shall (i) establish a record date, and (ii) distribute a written ballot to every Member entitled to vote on the matter pursuant to the provisions set forth in this Section 4.7.

        Definition of Written Ballot. For purposes of this Section 4.7, a "written ballot" shall mean a ballot which (i) is mailed or otherwise distributed to each Member entitled to vote on the matter, and (ii) complies with the requirements of this Section 4.7. The term "written ballot" shall not include a ballot distributed to Members at a meeting for purposes of conducting a vote of the Members at such meeting.
        Content of Written Ballots. Any written ballot distributed to the Members pursuant to this Section 4.7 shall (i) set forth the proposed action, and (ii) afford the opportunity to specify a choice between approval or disapproval of each matter or group of matters to be acted upon; provided, however, it shall not be mandatory that a candidate for election to the Board be named in the written ballot. The written ballot shall provide that, where the Member specifics a choice, the vote shall be cast in accordance with that choice.
        Time Requirements for Written Ballots. Written ballots shall be distributed to all Members eligible to vote at least thirty (30) days prior to the final date the written ballots must be received by the Association in order to be counted. All written ballots shall (i) provide a reasonable time within which to return the written ballot to the Association, and (ii) state on the face of the written ballot, or in an accompanying notice, the date by which such written ballot must be returned in order to be counted. The time fixed for the return of written ballots may be extended only if the Board so notifies the Members on the face of the written ballot or in the balloting solicitation materials originally sent to Members, and then for no more than two (2) successive periods of thirty (30) days each.
        Requirements for Valid Member Action by Written Ballot. Membership approval by written ballot shall be valid only if (i) the number of votes cast by written ballot within the time established for return of the written ballots equals or exceeds the quorum required to be present at a meeting authorizing the action, and (ii) the number of affirmative votes equals or exceeds the number of affirmative votes that would be required to approve the action at a meeting at which the total number of votes cast was the same as the number of votes cast by written ballot.
        Solicitation Rules for Written Ballots. Written ballots shall be solicited in a manner consistent with the provisions set forth in Section 4.6 above and Section 5.4 below. All solicitations of written ballots shall indicate (i) the number of responses needed to meet the quorum requirement, (ii) the time by which the written ballot must be received by the Association in order to be counted, and (iii) the percentage of affirmative votes necessary to approve the measure submitted. If the period for the return of written ballots is extended pursuant to Section 4.7.4 above, the Board may announce to the Members the aggregate votes for or against the proposal received as of the extension date(s).
        Additional Procedures for Written Ballots. If and to the extent the Board deems necessary, the written ballot shall be conducted in accordance with such additional procedures as may be prescribed by a firm of public accountants of good repute, which accountants may also be retained to supervise the Secretary and conduct of the balloting process; provided, however, any such additional procedures may not inconsistent with the provisions of this Section 4.7.
        Notification of Results of Written Ballot. Upon tabulation of written ballots, the Board shall notify the Members of the outcome of the vote within thirty (30) days following the close of the balloting process and tabulation of the written ballots. If the number of written ballots cast with respect to any matter is insufficient to satisfy the minimum quorum requirements, the Board shall so notify the Members.
        No Revocation of Written Ballot. Once exercised, a written ballot may not be revoked.
        Conduct of Informational Meetings. Use of the written ballot procedures set forth in this Section 4.7 shall not preclude the Association from (i) conducting informational meetings of the Members, or (ii) scheduling a meeting to coincide with the culmination of the balloting period.
      Majority of Quorum Vote Required for Valid Action. At a meeting of the Members, the affirmative vote of a Majority of a Quorum of the Members who are eligible to vote and voting on any matter (other than the election of directors) shall constitute the act of the Members, unless the vote of a greater number is required by the California Nonprofit Mutual Benefit Corporation Law or the Governing Documents. In the case of director elections, the candidates receiving the greatest number of votes, up to the number of directors to be elected, shall be elected to fill the vacant director positions.
      Action By Unanimous Written Consent. Any action required or permitted to be taken by the Members at a meeting (except the election of directors if cumulative voting is a requirement) may be taken without a meeting (and without complying with the formalities of a written ballot) if all Member individually or collectively consent in writing to the action. When an action is taken by such unanimous written consent, such consents shall be filed with the Association's minutes.
    Meetings of Members.
      Place of Meeting. Meetings of the Members shall be held at (i) the principal office of the Association, or (ii) such other reasonable place within the County of Sacramento, California, as the Board may select from time to time; provided, however, such other place must be located within the County of Sacramento, California. In the absence of any designation, meetings shall be held at the principal office of the Association.
      Annual Meetings. Annual meetings of the Members shall be held for purposes of electing directors and transacting such other business of the Association which properly comes before the Members in May of each year. The date and time of such meeting shall be (i) established by the Board, and (ii) set forth in the notice of such meeting sent to the Members.
      Special Meetings. Special meetings of the Members may be called for any lawful purpose by (i) the Board, (ii) any chairman of the Board, or (iii) the President. Any such written request shall (i) specify the general nature of the business proposed to be transacted, and (ii) be delivered personally or sent by first-class, certified or registered mail or by telegraphic or other facsimile transmission to the President, any vice president or the Secretary. The officer receiving the written request shall cause notice to be promptly given to all Members eligible to vote pursuant to the provisions set forth in this Section 5, which notice shall (i) state that a meeting will be held, (ii) set forth the date, time and purpose for such meeting, and (iii) be not less than thirty-five (35) days, and not more than ninety (90) days, following the receipt of the request for such special meeting. If notice of the meeting is not given within the twenty (20) days after receipt of the request, the persons requesting the meeting may give the notice. Nothing contained in this subsection (d) shall be construed as limiting, fixing or affecting the time when a meeting of Members may be held when the meeting is called by action of the Board or the President.
      Notice of Meetings.
        Requirement of Notice. Written notice of each annual and special meeting of the Members shall be given to each Member who, on the record date for notice of the meeting, is eligible to vote at such meeting.
        Time of Notice. Written notice of each annual and special meeting of the Members shall be given at least ten (10) days, but not more than ninety (90) days, prior to such meeting; provided, however, if notice is given by mail, but not by first-class, registered, or certified mail, then such notice shall be given not less than twenty (20) days, and not more than ninety (90) days, prior to such meeting.
        Contents of Notice - In General. The notice for any annual or special meeting of the Members shall set forth (i) the place, date and time of such meeting, (ii) in the case of a special meeting, the general nature of the business to be transacted (including matters the Board intends to present for action by the Members), and no other business may in that case be transacted, (iii) in the case of an annual meeting, those matters which the Board, at the time of the notice is given, intend to present for action by the Members, and (iv) any additional information required under Section 5.4.4 below; but any proper matter may be presented at the meeting for such action so long as a quorum is present. The notice of any meeting at which directors are to be elected shall include the names of all those individuals who are nominees at the time the notice is given to the Members. The notice of any meeting at which directors are to be elected shall include the names of all nominees at the time such notice is given to the Members. If it is anticipated that less than one-third (1/3) of the Members are likely to attend the meeting in person or by proxy, additional notice requirements shall apply pursuant to Section 5.5 below.
        Contents of Notice - Additional Requirements. If action is proposed to be taken at any meeting of the Members for approval of any of the following proposed actions, the notice for such meeting shall also state the general nature of such proposed action:
          Removing a director without cause;
          Filling vacancies on the Board under those circumstances where a vote of the Members is required pursuant to Section 7.3.4, below;
          Amending the Articles, these Bylaws or the Declaration in any manner requiring approval of the Members;
          Approving a contract or transaction between (i) the Association and one or more directors, or (ii) the Association and any corporation, firm or association in which one or more directors has a material financial interest;
          Approving any change in the Assessments in a manner requiring membership approval under the Declaration; or
          Voting upon any election to voluntarily terminate and dissolve the Association.

        Member action on any of the foregoing proposed actions will be invalid unless the applicable notice or written waiver of notice or consent states the general nature of such proposed action.

        Manner of Notice. Notice of any annual or special meeting of the Members shall be given either personally, by first-class mail, or by telegraphic or other written communication, charges prepaid, addressed to each Member either at (i) the address of that Member appearing on the books of the Association, or (ii) such other address given by the Member to the Association for notice purposes. If no such address appears or is given, notice shall be deemed given if (i) notice is sent to that Member by first-class mail or telegraphic or other written communication to the Association's principal office, or (ii) notice is published at least once in a newspaper of general circulation in the county in which the Association's principal office is located. Notice shall be deemed to have been given at the time when the notice is delivered personally or deposited in the mail (postage prepaid) or sent by telegram or other means of written or electronic communication to the recipient.
        Affidavit of Mailing of Notice. An affidavit of the mailing or other means of giving any notice of any meeting of the Members may be executed by the Secretary or any assistant secretary of the Association. If so executed, such affidavit shall (i) be filed and maintained in the corporate minute book of the Association, and (ii) constitute prima facie evidence that proper notice was given.
      Quorum Requirements.
        In General. Except as expressly provided otherwise in the Governing Documents (or any of them), the following provisions shall apply:
          If voting is conducted at duly held meeting of the Members at which a quorum is present, the affirmative vote of a majority of those Members who are present (either in person or by proxy) at such meeting, entitled to vote, and voting on any matter shall constitute the act of the Members; and
          If voting is conducted by written ballot under Section 4.7 above, the affirmative vote of a majority those Members who constitute a quorum, are entitled to vote, and vote on any matter set forth in the written ballot shall constitute the act of the Members.
        Quorum for Assessment Increases. In the case of any membership meeting called or written ballot conducted for the purpose of voting on Assessment increases requiring membership approval, the quorum requirement for valid action on the proposal shall be the percentage specified in Section 1366 of the California Civil Code.
        Quorum For Amendment of Bylaws and Articles. The quorum requirement shall be more than fifty percent (50%) of the Voting Power of the Members (other than Declarant), represented in person or by proxy, in the case of a membership meeting called or written ballot conducted for any purpose of approving the amendment or revocation of these Bylaws or the Articles.
        Quorum for Other Matters. In the case of a membership meeting called or written ballot conducted for any purpose other than those described in Sections 5.5.2 and 5.5.3 above, the quorum requirement shall be twenty-five percent (25%) of the Voting Power of the Members, represented in person or by proxy; provided, however, at any annual meeting actually attended, in person or by proxy, by less than one-third (1/3) of the Voting Power of the Association (but at which a quorum is present), the only matters upon which action may validly be taken are those matters the general nature of which were described in the notice of such meeting.
        Withdrawal of Quorum. Those Members present at a duly called and held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum, so long as any action taken (other than adjournment) is approved by at least a majority of the Members required to constitute a quorum.
        Absence of Quorum. In the absence of a quorum at a meeting of the Members, a majority of those Members present, in person or by proxy, may adjourn the meeting to another time, but may not transact any other business. An adjournment for lack of a quorum by those in attendance shall be a date not less than five (5) days and not more than thirty (30) days from the original meeting date. If a time and place for the adjourned meeting is not fixed by those in attendance at the original meeting, or if for any reason a new date is fixed for the adjourned meeting after adjournment, notice of the time and place of the adjourned meeting shall be given to Members in the manner described for regular meetings of the Members.
      Adjourned Meeting.
        In General. Subject to Section 5.5.5 above, any annual or special meeting of the Members may be adjourned to another time and/or place (but not for more than forty-five (45) days) by the vote of the majority of Members present at the meeting, either in person or by proxy. Unless there is an absence of a quorum (in which case no business other than adjournment may be transacted), the reconvened meeting may take any action which might have been transacted at the original meeting.
        Notice Requirements. If a meeting of the Members is adjourned to another time or place, notice need not be given of the new meeting, provided the time and place thereof are announced at the meeting at which the adjournment is taken; provided, however, if a new record date is fixed for notice or voting after adjournment, a notice of the rescheduled meeting must be given pursuant to Section 5.4 above to each Member who, on the record date for notice of the meeting, is entitled to vote.
      Waiver of Notice or Consent.
        In General. If decisions are made and/or actions are otherwise taken by Members at a meeting where a quorum is present, but for which proper notice was not given to all Members for whatever reason, such decisions and/or actions will be valid if, either before or after the meeting, each Member entitled to vote who was not present at the meeting (in person or by proxy) consents to the meeting by signing (i) a written waiver of notice, (ii) a consent to holding the meeting, or (iii) an approval of the minutes. The waiver of notice, consent or approval need not specify the purpose or general nature of business to be transacted at such meeting, unless action was taken or is proposed to be taken with respect to any matters specified in Section 5.4.4 above. In such case, the waiver of notice, consent or approval must state the general nature of the matter. All such waivers, consents or approvals shall be filed with the Association records or be made part of the minutes of the meeting.
        Effect of Attendance at Meeting. Attendance by a Member (in person or by proxy) at a meeting shall constitute a waiver of any objections such person may have with respect to notice of that meeting, except when the Member or proxy holder attends the meeting for the sole purpose of objecting at the beginning of the meeting to the transaction of any business due to the inadequacy or illegality of the notice. Attendance at a meeting is not a waiver of any right to object to the consideration of matters not included in the notice of the meeting which are required to be described therein pursuant to Section 5.4.4 above, if that objection is expressly made at the meeting.
      Record Dates.
        Record Date Established By Board. For purposes of determining which Members are entitled to receive notice of any meeting, vote, act by written ballot pursuant to Section 4.7 above, or exercise any rights in respect to any other lawful action, (i) the Board may fix, in advance, a "record date", and (ii) only Members of record on the date so fixed are entitled to notice, vote, or take action by written ballot or otherwise, as the case may be, notwithstanding any transfer of any membership on the books of the Association after the record date, except as otherwise provided in the Articles, the Declaration, by agreement, or in the California Nonprofit Mutual Benefit Corporation Law. The record dates established by the Board pursuant to this Section 5.8.1 must be in accordance with the following requirements:
          In the case of determining those Members entitled to notice of a meeting of the Members, the record date shall be not more than ninety (90) days, and not less than ten (10) days, before the date of such meeting;
          In the case of determining those Members entitled to vote at a meeting of the Members, the record date shall be not more than sixty (60) days before the date of such meeting;
          In the case of determining Members entitled to cast written ballots pursuant to Section 4.7 above, the record date shall be not more than sixty (60) days before the day on which the first written ballot is mailed or solicited; and
          In the case of determining Members entitled to exercise any rights in respect to other lawful action requiring Member approval, the record date shall be not more than sixty (60) days prior to the date of such other action.
        Failure of Board to Fix Record Date. If the Board fails, for any reason, to establish a record date, the following provisions shall apply:
          The record date for determining those Members entitled to receive notice of a meeting of Members shall be (i) the business day preceding the day on which notice is given, or (ii) if notice is waived, the business day preceding the day on which the meeting is held;
          The record date for determining those Members entitled to vote at a meeting of Members shall be (i) the day of the meeting, or (ii) in the case of an adjourned meeting, the day of the adjourned meeting;
          The record date for determining those Members entitled to vote by written ballot pursuant to Section 4.7 above shall be (i) the day on which the first written ballot is mailed or solicited, when no prior action by the Board has been taken, or (ii) the day on which the Board adopts the resolution relating to that action, when prior action of the Board has been taken; and
          The record date for determining those Members entitled to exercise any rights in respect to any other lawful action shall be Members at the close of business on the day on which the Board adopts the resolution relating thereto, or the sixtieth (60th) day prior to the date of such other action, whichever is later.

    For purposes of this Section 5.8.2, a person holding a membership as of the close of business on a particular record date shall be deemed the Member of record with respect to such record date.

    Board of Directors.
      General Association Powers. Subject to the provisions of the California Nonprofit Mutual Benefit Corporation Law, the Davis-Stirling Common Interest Development Act (Cal. Civ. Code, 1350 et seq.), the Declaration, and any limitations contained in any other Governing Documents regarding action required to be approved by the Members, the business and affairs of the Association shall be conducted by, and all Association powers shall be exercised by or under the direction of, the Board. Subject to the limitations contained in Section 9 below, the Board may delegate the management of the activities of the Association to any person(s), management company or committee, provided that notwithstanding any such delegation the activities and affairs of the Association shall continue to be managed by, and all Association powers shall continue to be exercised under, the ultimate direction of the Board.
      Number and Qualification of Directors.
        Number. The Board shall consist of not more than five (5), and not less than three (3), persons. The exact number of Directors shall be three (3) persons until changed, within the foregoing limits, by a duly adopted resolution of the Board of Directors.
        Qualifications. Each director shall be a Member; provided, however, directors nominated by Declarant (i) need not be an Member, and (ii) may be a director, officer, partner or employee of Declarant.
      Initial Directors. The initial directors shall (i) be elected by Declarant upon incorporation of the Association, and (ii) hold office until the first meeting of the Members, at which time directors shall be elected pursuant to Section 7 below.

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      Term of Office. The election of the Board shall be conducted at the first annual meeting of the Members. At such time, all directors shall be elected. The Members shall elect each director for a term of two (2) years. At each subsequent annual meeting of the Members, the Members shall elect directors to replace those directors whose terms are then expiring to serve for a term of term (2) years. Each director, including a director elected to fill a vacancy or elected at a special meeting of Members, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified.
      Duties and Powers of Board.
        General Duties. In addition to such other duties as are enumerated in these Bylaws and other Governing Documents, and without limiting the generality thereof, the Board shall have the duty and obligation to do the following on behalf of the Association:
          Enforce the provisions of these Bylaws and other Governing Instruments, by appropriate means, and carry out the obligations of the Association hereunder and thereunder;
          Maintain and otherwise manage all property, real or personal, which the Association is obligated to repair or maintain pursuant to the Declaration (including, without limitation, pursuant to Article 4 of the Declaration);
          Pay any real and personal property taxes and other charges assessed to or payable by the Association; provided, however, each Owner shall be responsible for the payment of all taxes and assessments levied on or with respect to the Owner's particular Parcel (which includes the Common Area within such Parcel) and Building;
          Obtain, for the benefit of the Common Area, water, gas and electric, and other services;
          Subscribe to regularly scheduled refuse collection services for the Covered Property; and
          Act as a managing agent for the Common Area.
        General Powers. Without prejudice to the general powers of the Board set forth in Section 6.1, above, and except as expressly provided otherwise in the Governing Documents (or any of them), the Board shall have the power to do the following upon such terms and conditions as it deems appropriate, which powers shall be in addition to such other powers granted to the Board under these Bylaws and other Governing Documents:
          Exercise all powers vested in the Board under (i) the Governing Documents, and (ii) the laws of the State of California;
          Enter into the Property Management Agreement;
          Enforce all applicable provisions of the Governing Documents and the Property Management Agreement relating to the ownership, management and control of the Covered Property and the Common Area;
          Perform all acts required of or permitted by the Board under the Declaration and the Property Management Agreement;
          Employ a manager or other persons (who may be affiliates of Declarant) and contract with independent contractors or managing agents who have professional experience in the management of commercial developments similar to the Covered Property, to perform all or any part of the duties and responsibilities of the Association;
          Acquire interests (including leasehold interests) in real or personal property for offices or other facilities that may be necessary or convenient for the management of the Covered Property, the administration of the affairs of the Association or for the benefit of the Members;
          Borrow money as may be needed in connection with the discharge by the Association of its powers and duties, including, without limitation, pursuant to Section 3.6 of the Declaration;
          Change the area, size, shape, level, location and arrangement of the parking areas, driveways, loading and unloading areas, entrances, ingress and egress, direction of traffic, landscape areas and walkways and other improvements within the Common Area, and make improvements within and upon the Common Area, including, without limitation, the construction of additional surface parking areas;
          Close temporarily any portion of the Common Area for maintenance purposes;
          Designate certain portions of the parking areas within the Common Area for employee or visitor parking only, and/or to designate a portion of such parking areas for the exclusive use and enjoyment of certain tenants in a Building or the Owners of certain Parcels or their Occupants, provided that the Association shall at all times provide a sufficient number of parking spaces to meet the applicable parking requirements of the County of Sacramento, California;
          Designate, from time to time, those portions of the Common Area as being reserved for the exclusive use and enjoyment of certain Occupants of certain Buildings or Owners of certain Parcels (for example, the Association may designate certain parking areas as being reserved for certain Occupants or Owners) provided, however, that no such designation shall materially and unreasonably impact the use or enjoyment of the Common Area by other Occupants and Owners;
          Pay all taxes, special assessments and other assessments and charges which are or could become a lien on any part of the Covered Property;
          Contract for and pay premiums for fire, casualty, liability and other insurance and bonds (including, without limitation, indemnity bonds) on behalf of the Association;
          Contract for goods and/or services for the Common Area and interests or for the Association, subject to limitations set forth elsewhere in the Governing Documents;
          Delegate its duties and powers hereunder to the officers of the Association or committees established by the Board, subject to the limitations set forth in Section 9 below;
          Prepare budgets and financial statements for the Association, as prescribed by the Governing Documents, in a manner consistent with generally accepted accounting principles;
          Enter Parcels as necessary, subject to notice requirements set forth in the Declaration, in connection with construction, maintenance or emergency repairs for the benefit of the Common Area or the Owners in common;
          Appoint such agents and employ such other employees, including, without limitation, attorneys and accountants, to assist in the operation of the Association, fix their duties, and establish their compensation;
          Open bank accounts and borrow money on behalf of the Association and designate the signatories to such bank accounts;
          Bring and defend actions on behalf of the Members in common or the Association to protect the interests of the Members in common or the Association, as such, so long as the action is pertinent to the operations of the Association, and assess the Members for the cost of such action; and
          Unless and to the extent expressly provided otherwise in the Governing Documents, exercise powers granted to the Association by (i) the Declaration (including, without limitation, Article 3 of the Declaration), and (ii) Section 383 of the California Code of Civil Procedure.
      Compensation. Directors, officers and members of committees shall not be entitled to compensation for services which they render to the Association in their capacity as such. Directors, officers and members of committees shall, however, be entitled to reimbursement from the Association for actual expenses which such person reasonably incur in the proper conduct of the Association's business, provided (i) the Board determine such expenses to be just and reasonable, and (ii) such expenses are substantiated by proper receipt or invoice.

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    Nomination and Election of Directors.
      Nomination of Directors.
        In General. Individuals may be nominated for election to the Board in accordance with any procedures established by the Board, from time to time, provided such nomination procedures are (i) reasonable given the nature, size and operations of the Association, and (ii) disseminated to all Members.
        Nominations From Floor. Any Member present, in person or by proxy, at a meeting of the Members to elect directors may place names in nomination.
        Petition Procedure. A person may become a candidate for the Board by filing with the Secretary a petition in support of his or her candidacy, which petition shall be signed by no less one Owner. The Member circulating the petition shall append his or her written certification to the petition attesting to the validity of the signatures. Candidate petitions must be filed with the Secretary no later than thirty (30) calendar days, and no earlier than fifty (50) calendar days, prior to the annual election.
        Good Standing Requirement. In order for a Member to be eligible for nomination and election to the Board, the Secretary must certify that such Member is (i) in good standing with the Association, and (ii) current in the payment of his or her Assessments.
      Election of Directors.
        Directors Elected at Annual Meeting. At each annual meeting of the Members, the Members present, in person or by proxy, shall elect persons to those positions on the Board held by directors whose terms are then expiring. The persons thus elected shall be selected from among those persons nominated pursuant to Section 7.1 above; provided, however, if for any reason an annual meeting is not held, or directors are not elected at any annual meeting, the directors may be elected at any special meeting held for that purpose. In voting for directors, the Members may cumulate their votes in accordance with Section 4.5.4 above. Each director, including a director elected to fill a vacancy or elected at a special Members' meeting, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified.
        Special Rule for Election of Director by Class A Members. Notwithstanding any other provision in these Bylaws to the contrary, if the Class A Members do not have sufficient voting power pursuant to the voting rights set forth in these Bylaws and the Declaration to elect at least one-third (1/3) of the total number of directors on the Board, at any meeting of Members at which directors are to be elected, then such Class A Members shall, by majority vote, among themselves, elect the number of directors required to equal at least one third (1/3) of the total number of directors on the Board. If one-third (1/3) of the total number of directors is equal to any fractional number, the number of directors to be elected pursuant to the special Class A Members' voting rights under this Section 7.2.2 shall be rounded to the next higher whole number.
        Determination of Election Results/Succession to Office. The candidates receiving the highest number of votes shall (i) be elected as directors, and (ii) take office on the first (1st) day of the month next following their election. If there is a tie vote between those candidates who receive the lowest number of votes necessary to qualify the candidate for election, the tie shall be broken by random drawing.
        Supervision of Election Process. In order to insure secrecy of ballots and fairness in the conduct of director elections, the Board shall have the right, but not the obligation, to utilize the services of a certified public accountant to receive and tabulate all ballots (both absentee ballots and ballots cast in person by Members attending the meeting at which the election takes place). Any certified public accountant retained to perform such services shall have the full powers of an inspector of elections appointed by the Board pursuant to Section 7614 of the California Corporations Code.
      Vacancies on Board.
        In General. A vacancy in the Board shall be deemed to exist on the occurrence of any of the following: (i) the death, resignation or removal of a director pursuant to this Section 7.3; (ii) an increase of the authorized number of directors; or (iii) the failure of the Members, at any meeting of Members at which any director(s) are to be elected, to elect the number of directors to be elected at such meeting.
        Resignation of Directors. Any director may resign by giving written notice thereof to the President, the Secretary, the Board or any chairman of the Board. Such resignation shall be effective on the later of (i) the date on which such written notice is given, or (ii) any other date set forth in such notice. If a director's resignation is effective at a future date, the Board may elect a successor to take office when such resignation becomes effective.
        Removal of Directors by Board. The Board may remove a director, and declare his or her office vacant, if such director (i) has been declared of unsound mind by a final order of court, (ii) has been convicted of a felony, (iii) has been found by a final order of judgment of any court to have breached any duty under Section 7238 of the California Corporations Code (relating to standards of conduct of directors), or (iv) fails to attend three (3) consecutive regular meetings of the Board which have been duly noticed in accordance with these Bylaws. In addition, the Board, by a majority vote of all directors who meet any required qualifications for directors, may remove and declare vacant the office of a director who fails or ceases to meet each such required qualification.
        Removal of Directors by Members. Except as otherwise provided in Sections 7.3.3, 7.3.5 and 7.3.6, a director may be removed from office prior to expiration of his or her term only by the affirmative vote of a Majority of a Quorum of the Members. Any membership action to recall or remove a director shall be conducted in accordance with the following procedures:
          A petition must be presented in person to the President, any vice president, or Secretary that carries the signatures of Members in good standing who represent at least five percent (5%) of the Voting Power of the membership. Such petition must set forth (i) the reason(s) the petitioners are seeking the director's removal, (ii) the signature and Parcel number(s) of each petitioner in his or her own handwriting, and (iii) the name(s) of the sponsor(s) of the petition. Such petition must satisfy any other requirements required by law;
          Within twenty (20) days after receipt of such petition, the Board shall either call a special meeting or announce the procedures for conducting a written ballot of the Members to vote upon the requested recall. Such meeting or written ballot shall be conducted not less than thirty-five (35) days, nor more than ninety (90) days, after the petition is presented. If the Board fails to set a date for, and give the Members notice of, such meeting or written ballot within twenty (20) days, the Members initiating the petition may call such meeting on their own initiative without the Board' approval or sanction;
          The director whose removal is being sought shall have the right to rebut the allegations contained in the petition orally, in writing, or both. If in writing, such rebuttal shall be mailed by the Association or otherwise provided to all Members, together with the recall ballot; and
          If the quorum requirement for a valid membership action is not satisfied, or if the recall vote results in a tie, the removal action will fail.
        Special Rule for Removal of Director Elected By Class A Members. Any director elected to office solely by the votes of Class A Members other than Declarant may be removed from office prior to the expiration of such director's term only by the votes of a simple majority of the Voting Power of the Members (other than Declarant).
        Protection of Cumulative Voting Rights. Unless the entire Board is removed from office by the vote of the Members, no director may be removed prior to the expiration of such director's term if the votes cast against removal, or not consenting in writing to such removal, would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast (or, if such action is taken by written ballot, all memberships entitled to vote were voted) and the entire number of directors authorized at the time of the director's most recent election were then being elected.
        Filling of Vacancies. Vacancies on the Board may be filled by the approval of the Board; provided, however, if the number of directors then in office is less than a quorum, the vacancy may be filled by (i) the unanimous written consent of directors then in office, (ii) the affirmative vote of a majority of directors then in office at a meeting held pursuant to notice or waivers of notice complying with these Bylaws, or (iii) the sole remaining director. Notwithstanding the foregoing provisions, if the vacancy is created through removal of a director by action of the Members, the vacancy may be filled only by approval of the Members. The Members may elect a director(s) at any time to fill any vacancy or vacancies not filled by the directors by an election at a duly held meeting of the Members or written ballot.
        Reduction in Number of Directors. No reduction of the authorized number of directors shall have the effect of removing any director before the expiration of that director's term of office.
    Meetings of Board.
      Place of Meetings. Regular and special meetings of the Board may be held at any place (i) designated in the notice for such meeting, (ii) if there is no notice, designated by resolution of the Board, or (iii) consented to in writing by all directors, either before or after the meeting (which consents shall be filed with the minutes of the meeting). In the absence of any designation, meetings shall be held at the principal office of the Association.
      Telephonic Conference. Members of the Board may participate in a meeting through the use of conference telephone, electronic video screen communications, or other communications equipment, provided and for so long as all directors participating in such meeting can hear one another. All such directors shall be deemed to be present in person at such meeting, provided all of the following conditions are satisfied:
          Each director participating in the meeting can communicate with all other directors concurrently;
          Each director is provided the means of participating in all matters before the Board, including, without limitation, the capacity to propose, or to interpose an objection to, a specific action to be taken by the Association; and
          The Association adopts and implements some means of verifying that (i) a person participating in the meeting is a director or other person entitled to participate in the meeting, and (ii) all actions of, or votes by, the Board are taken or cast only by directors and not by persons who are not directors.
      Annual Meetings. Immediately following each annual meeting of Members, the Board shall hold a regular meeting for the purpose of organization, election of officers and the transaction of other business. Notice of such meeting shall not be required.
      Other Regular Meetings. Other regular meetings of the Board shall be held without call at such times as the Board may (i) fix from time to time, and (ii) communicate to all directors. In this regard, such meetings shall be conducted monthly; provided, however, such meetings may be conducted as infrequently as quarterly, if business to be transacted by the Board does not justify more frequent meetings. If the Board has not fixed the time and location for its regular meetings, notice shall be communicated to all directors (i) at least four (4) days before the time set for the meeting by first-class mail shall be deposited into a United States mailbox, or (ii) at least seventy-two (72) hours before the time set for the meeting, by personal delivery, telephone (including a voice messaging system or other system of technology designed to record and communicate messages), telegraph, facsimile, electronic mail or other electronic means; provided, however, that notice need not be given to any director who has signed a written waiver of notice or consent to holding the meeting pursuant to Section 8.7 below.
      Special Meetings.
        Call of Special Meeting. Special meetings of the Board for any purpose may be called at any time by the President, any vice president, any chairman of the Board, or any two (2) directors other than the President.
        Notice of Special Meetings. Notice of a special meeting of the Board shall be given in accordance with the following provisions:
          Notice of a special meeting of the Board shall be posted or communicated in the manner prescribed for notice of regular meetings of the Board, as set forth in Section 8.4 above. In addition, such notice shall be given to each director (i) in writing by personal delivery, (ii) in writing by first-class mail, postage prepaid, (iii) by telephone communication, either directly to the director or to a person at the director's home or office who would reasonably be expected to promptly communicate such notice to the director, or (iv) by telegram, charges prepaid. All such notices shall be given or sent to the director's address or telephone number (as the case may be) as shown on the records of the Association. Notwithstanding the foregoing provisions, notice of a meeting need not be given to any director who has signed a written waiver of notice or a written consent to holding the meeting or an approval of the minutes pursuant to Section 8.8 below;
          Subject to Section 8.8 below, notice of a special meeting of the Board shall be given (i) at least four (4) days before the time set for the meeting by first-class mail shall be deposited into a United States mailbox, or (ii) at least seventy-two (72) hours before the time set for the meeting, by personal delivery, telephone (including a voice messaging system or other system of technology designed to record and communicate messages), telegraph, facsimile, electronic mail or other electronic means; and
          Notice of a special meeting of the Board shall state the time, place and purpose of such meeting (including the nature of any special business to be considered).
      Attendance by Members; Open Meeting Act Provisions.
        In General. The provisions set forth in this Section 8.6 are intended to comply with the Open Meeting Act and shall be construed consistently therewith.
        Meetings Generally Open to Members. Any Member may attend meetings of the Board, except for executive sessions of the Board held pursuant to Section 8.5.2 below. The Board shall permit any Member to speak at any Board of Director meeting, except for meetings of the Board in executive session pursuant to Section 8.5.2 below. The Board shall establish a reasonable time limit for all Members to speak to the Board or before a meeting of the Association. For purposes of the Open Meeting Act, the term "meeting" includes any congregation of directors at the same time and place to hear, discuss or deliberate upon any item of business scheduled to be heard by the Board, except those matters that may be discussed in executive session pursuant to Section 8.6.3 below.
        Executive Sessions. On the affirmative vote of a majority of the directors present at a meeting at which a quorum has been established, the Board may adjourn at any time for purposes of reconvening in executive session to discuss (i) litigation in which the Association is or may become a party, (ii) matters relating to the formation of contracts with third parties, (iii) Member discipline, or (iv) personnel matters. The Board must meet in executive session if requested by a Member who may be subject to a fine, penalty, or other form of discipline. The Member who is the subject of the disciplinary proceeding is entitled to attend the executive session. Any matter discussed in executive session shall be generally noted in the minutes of the applicable Board of Director meeting.
        Board Meeting Minutes. The minutes, minutes proposed for adoption that are marked to indicate draft status, or a summary of the minutes, of any meeting of the Board (other than minutes of an executive session conducted pursuant to Section 8.6.3 above), shall be available to the Members within thirty (30) days after such meeting. Such minutes, proposed minutes, or summary minutes shall be distributed to any Member upon request and upon reimbursement of the Association's costs in making that distribution. At the time the pro forma budget required by Section 13 below is distributed, or any general mailing to the entire membership, the Members shall be notified in writing of their right to have copies of the minutes of any Board meeting, which notice shall address (i) how and where those minutes may be obtained, and (ii) the cost of obtaining such copies.
        Members' Right to Notice of Meetings. Unless the time and place of meeting is fixed by these Bylaws, or unless the Bylaws provide for a longer period of notice, Members shall be given notice of the time and place of each Board meeting (except for "emergency meetings"), at least four (4) days prior to the date of such meeting. Such notice may be given by (i) posting the notice in a prominent place or places within the Common Area, (ii) mail or delivery of the notice to each Parcel within the Covered Property, or (iii) newsletter or similar means of communication. For purposes of this Section 8.6.5, an "emergency meeting" of the Board means any meeting called by the President or by any two (2) directors (other than the President) under circumstances that could not have been reasonably foreseen, which require immediate attention and possible action by the Board, and which of necessity make it impractical to provide prior notice to the Members as required by the Open Meeting Act.
      Quorum Requirements.
        In General. A majority of the authorized number of directors shall constitute a quorum of the Board for the transaction of business (except to adjourn pursuant to Section 8.9 below). Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board, subject to the provisions of the California Nonprofit Mutual Benefit Corporation Law, especially those provisions relating to (i) approval of contracts or transactions in which a director has a direct or indirect material financial interest, (ii) appointment of committees, and (iii) indemnification of directors.
        Withdrawal of Quorum. A meeting of the Board at which a quorum is initially present may continue to transact business, notwithstanding the withdrawal of directors below a quorum, if any action taken is approved by at least a majority of the required quorum for that meeting, or such greater number as is required by these Bylaws, the Articles or by law.
      Waiver of Notice. Notice of a meeting of the Board need not be given to a director who (i) signed a waiver of notice or a written consent to holding such meeting, (ii) signed any approval of the minutes thereof, whether before or after the meeting, or (iii) attends the meeting without protesting, prior thereto, or at its commencement, the lack of notice to that director. The waiver of notice, consent or approval need not specify the purpose of the meeting. All such waivers, consents, and approvals shall be filed with the Association records or made a part of the minutes of the meeting.
      Adjournment. A majority of the directors present, whether or not constituting a quorum, may adjourn any meeting to another time and place. If the meeting is adjourned for more than twenty-four (24) hours, notice of adjournment to any other time or place shall be given prior to the time of the adjourned meeting to the directors who are not present at the time of the adjournment.
      Action Without Meeting. Any action required or permitted to be taken by the Board may be taken without a meeting, if all directors, individually or collectively, consent in writing to such action. Such action by written consent shall have the same force and effect as a unanimous vote of the Board. Solely for purposes of this Section 8.10, "all directors" shall not include an "interested director", as such term is defined in Section 5233 of the California Corporations Code, insofar as it is made applicable pursuant to Section 7238 of the California Corporations Code. All written consent(s) of the Board shall be filed with the minutes of the proceedings of the Board.
    Committees.
      In General. The Board may, by resolution adopted by a majority of the directors then in office, provided a quorum is present, designate one or more committees, each consisting of two (2) or more Members (who may also be directors), to serve at the pleasure of the Board. Such committees may include committees authorized in the Declaration, including, without limitation, the Architectural Committee (as defined in the Declaration).
      Authority of Committees.
        In General. Except as expressly provided otherwise in these Bylaws and other Governing Documents, committees of directors shall have all the authority of the Board with respect to matters within their area of assigned responsibility.
        Limitations. Notwithstanding Section 9.2.1 above, no committee, regardless of Board resolution, do any of the following:
          Approve any final action on any matter which requires approval of the Members or a majority of all Members;
          Fill vacancies on the Board or on any committee which has been delegated any authority of the Board;
          Fix compensation of the directors for serving on the Board or any committee;
          Amend, repeal or adopt any bylaws for the Association, including, without limitation, these Bylaws;
          Amend or repeal any resolution of the Board which by its express terms is not so amendable or repealable;
          Appoint any other committees of the Board or designate the members of those committees;
          Expend funds of the Association to support a nominee for director after there are more people nominated for director than can be elected; or
          Approve any transaction (i) to which the Association is a party and one or more directors have a material financial interest, or (ii) between the Association and one or more directors or between the Association or any person in which one or more directors have a material financial interest.
      Meetings and Actions of Committees. Meetings and actions of committees shall be governed by, held and taken in accordance with, the provisions of Section 8 above concerning meetings of directors, with such changes in the context of those provisions as are necessary to substitute the committee and its members for the Board and its members; provided, however, the time for regular meetings of committees may be determined either by (i) resolution of the Board, or (ii) resolution of the committee. Special meetings of committees may also be called by resolution of the Board. Notice of special meetings of committees shall also be given to any and all alternate members, who shall have the right to attend all meetings of the committee. Unless otherwise provided in the Board resolution establishing the committee, minutes shall be kept of each meeting of any committee and shall be filed with the Association's records. The Board may adopt additional rules, not inconsistent with the provisions of these Bylaws, for the governance of any committee.
      Architectural Commission. The Architectural Committee (as defined in the Declaration) shall be subject to such additional rights and responsibilities governing the Architectural Committee as are set forth in the Declaration.
    Officers.
      Enumeration of Officers. The officers of the Corporation shall be the President, the Secretary and the Chief Financial Officer, each of whom must be a director. In addition, the Corporation may have, at the discretion of the Board, a chairman of the Board, one or more vice presidents, one or more assistant secretaries, one or more assistant treasurers, and such other officers as the Board may appoint in accordance with Section 10.3 below. Any one person may act as one or more officer of the Corporation at any one time; provided, however, neither the Secretary nor the Chief Financial Officer may serve concurrently as the President.
      Terms of Office. Subject to Section 10.6 below, the officers of the Association shall be chosen annually by majority vote of the Board at its first regular meeting following the annual meeting of the Members. Each officer shall hold his or her office until he or she resigns, is removed, otherwise disqualifies to serve, or his or her successor is elected and qualified.
      Special Appointments. Subject to any contracts of employment which the Corporation has entered into with its officers, the Board may appoint such other officers as the Corporation may require from time to time, each of whom shall hold office for such period, possess such authority, and perform such duties as the Board shall determine.
      Removal. Subject to any contracts of employment which the Corporation has entered into with its officers, the Board (or an officer upon whom the Board has conferred the power of removal) may remove an officer from office at any time with or without cause upon written notice thereof to such officer.
      Resignation. An officer may resign from office at any time upon written notice thereof to the Board, the President, or the Secretary. An officer's resignation in accordance with this Section 10.5 shall be effective upon the later of (i) the date notice of resignation is given, or (ii) the date specified in such notice. Unless expressly provided otherwise in the notice of resignation, an officer's resignation shall not be contingent upon the acceptance of such resignation. An officer's resignation in accordance with this Section 10.5 shall be without prejudice to the Corporation's rights, if any, under any contract to which the resigning officer is a party.
      Vacancies. Upon the death, removal, or resignation of an officer, the Board shall elect a successor to serve for the balance of such officer's term.
      Duties of Officers.
        President. The President shall be the chief executive officer of the Association. As such, the President shall (i) preside at all meetings of the Members, (ii) in the absence of a chairman of the Board, preside at all meetings of the Board, (iii) supervise, direct and control the business and officers of the Association, and (iv) enforce all orders and resolutions of the Board. The President shall have those powers and duties of management generally vested in the president of a California corporation. The President shall have such additional powers and perform such additional duties as the Board and/or these Bylaws may prescribe from time to time. Notwithstanding any other provision in this Section 10.7.1, the President shall be subject to the control of the Board.
        Secretary. The Secretary shall keep or cause to be kept at the principal office or such other place as the Board may order, a book of minutes of all meetings of directors and Members, with the time and place of holding same, whether regular or special, and if special, how authorized, the notice thereof given, the names of those present at directors' meetings, the number of Members present in person or by proxy at Members' meetings, and the proceedings thereof. The Secretary shall keep, or cause to be kept, appropriate current records showing the Members of the Association, together with their respective addresses. The Secretary shall give, or cause to be given, notice of all meetings of the Board required by the Bylaws or by law to be given, and he or she shall keep the seal of the Association in safe custody. The Secretary shall have such additional rights and perform such other duties as the Board or these Bylaws may prescribe from time to time. Notwithstanding any other provision in this Section 10.7.2, the Secretary shall be subject to the control of the Board.

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        Chief Financial Officer. The Chief Financial Officer of the Association shall be responsible for the fiscal affairs of the Corporation. As such, the Chief Financial Officer shall (i) receive and deposit all monies of the Corporation in such bank account(s) as the Board may designate, (ii) disburse monies of the Corporation as the Board may direct by resolution, (iii) keep detailed records of all receipts and expenditures of the Corporation, and (iv) maintain accurate and detailed records, books, and accounts of all transactions which the Corporation enters into, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital and retained earnings. If required by the Board, the Chief Financial Officer shall give the Association a bond in the amount and with the surety or sureties specified by the Board for faithful performance of the duties of his or her office and for restoration to the Association of all its books, papers, vouchers, money, and other property of every kind in his or her possession or under his or her control on his or her death, resignation, retirement, or removal from office. The Chief Financial Officer shall have such additional rights and perform such other duties as the Board or these Bylaws may prescribe from time to time. Notwithstanding any other provision in this Section 10.7.3, the Chief Financial Officer shall be subject to the control of the Board.
    Occupants.
      Assignment of Rights. Subject to the terms and conditions set forth in the Declaration, each Member shall have the right to assign his or her right to use his or her Parcel and the Common Area. Such assignment shall be effective only so long as said tenant or lessee (i) occupies all or part of a Building, and (ii) is in compliance with the Declaration and the Association Rules, as the same may exist from time to time. At all times, the Owner shall remain responsible for compliance by Owner's Occupant with the provisions of the Governing Documents. Occupants who are assigned rights of use pursuant to the Declaration do not thereby become Members, although the Occupant shall at all times be subject to the property use restrictions and enforcement/disciplinary provisions of the Governing Documents.
      Effectiveness of Assignment. Assignment of an Owner's right to use the Common Area to an Occupant shall not be effective until the Owner gives the Secretary written notice thereof, which notice shall set forth the names of the assignee and the members of his or her family who will be entitled to the use and enjoyment of the Common Area by virtue of said assignment.
      Association Rules. The right of any person to use and enjoy the Common Area shall at all times be subject to the rules, limitations and restrictions set forth in these Bylaws and other Governing Documents.
    Member Assessment Obligations and Association Finances.
      Assessments to Which Owners Are Subject. Owners of Parcels within the Covered Property are subject to Assessments pursuant to the Declaration.
      Checks. Except as expressly provided otherwise in the Declaration, all checks or demands for money and notes of the Association shall be signed by (i) the President and the Chief Financial Officer, or (ii) such other officer(s) or person(s) as the Board may designate, from time to time.
      Accounts. The Board shall maintain any accounts it deems necessary to carry out its purposes, including reserve accounts for replacement of capital improvements as more particularly set forth in the Declaration. All Association books of account shall be maintained in accordance with generally accepted accounting principles.
    Budgets, Financial Statements, Reports and Other Disclosure Requirements.
      Pro Forma Operating Budget. The Association shall prepare, or cause to be prepared, a pro forma operating budget for each fiscal year of the Association, which budget shall be distributed to each Member not less than forty-five (45) days, and not more than sixty (60) days, prior to the beginning of such fiscal year. Such budget shall contain each of the following items:
          The Association's estimated revenue and expenses on an accrual basis;
          A summary of the Association's reserves based upon the most recent review or study conducted pursuant to Section 13.5 below, and Section 1365.5 of the California Civil Code, which summary shall be printed in bold type and include each of the following:
          The current estimated replacement cost, estimated remaining life and estimated useful life of each major component of the Covered Property, including those which the Association is obligated to repair, replace, restore or maintain;
          As of the end of the fiscal year for which the reserve study is prepared, (A) the current estimate of the amount of cash reserves necessary for those items described in subsection (i) immediately above, and (B) the current amount of accumulated cash reserves actually set aside for those items described in subsection (i) immediately above;
          If applicable, the amount of funds received from either a compensatory damage award or settlement to the Association from any person or entity for injuries to property, real or personal, arising out of any construction or design defects, and the expenditure or disposition of such funds, including the amounts expended for the direct and indirect costs of repair and construction or design defects. These amounts shall be reported at the end of the fiscal year for which the study is prepared as separate line items under cash reserves pursuant to subsection (ii)(B) above. In lieu of complying with the requirements set forth in this subsection (iii), the Association may include in the review a statement containing all of the information required by this subsection (iii);
          The percentage that the amount of accumulated cash reserves is of the estimated amount of necessary cash reserves calculated under subsection (ii) above;
          A statement as to whether the Board has determined or anticipates that the levy of one or more special assessments will be required to repair, replace or restore any major component or to provide adequate reserves therefor; and
          A general statement setting forth the procedures used by the Board in calculating and establishing reserves to defray the future costs of repair. replacement or additions to major components of the Covered Property which the Association is obligated to maintain.

      In lieu of distributing the complete pro forma operating budget as specified above, the Board may elect to distribute a summary of such budget to the Members (within the time limits provided above), together with written notice that (i) the complete budget is available at the Association's principal office or another suitable location within the Covered Property, and (ii) copies will be furnished, upon request, to any Member at the Association's expense. This notice shall be presented on the front page of the summary in at least ten (10)-point bold type. If a Member requests that a copy of the pro forma budget be mailed to such Member, the Association shall provide such copy to the Member by first-class United States mail at the expense of the Association and delivered within five (5) days.

      Annual Report. The Association shall prepare, or cause to be prepared, an annual report for each fiscal year of the Association, which annual report shall be distributed to each Member within one hundred twenty (120) days after the close of such fiscal year. The annual report for any fiscal year shall contain each of the following items:
          A balance sheet as of the end of such fiscal year;
          An operating (income) statement for such fiscal year;
          A statement of changes in financial position for such fiscal year;
          A statement advising Members of the place where the names and addresses of the current Members are located; and
          Any other information required to be reported under Section 8322 of the California Corporations Code, including, without limitation, the disclosure of (i) certain transactions in excess of Fifty Thousand and 00/100 Dollars ($50,000.00) per year between the Association and any director or officer of the Association, and (ii) certain indemnifications and advances to officers or directors in excess of Ten Thousand and 00/100 Dollars ($10,000.00) per year.

      If the Association's gross income for the fiscal year exceeds Seventy-five Thousand and 00/100 Dollars ($75,000.00), then the annual report for such fiscal year shall (i) be prepared by a licensee of the California State Board of Accountancy in accordance with generally accepted accounting principles, and (ii) include a copy of a review of the financial statement of the Association. If the annual report is not prepared by a licensee of the California State Board of Accountancy, then it shall include instead the certificate of an authorized officer of the Association that the statement was prepared from the books and records of the Association without independent audit or review.

      Annual Statement Regarding Delinquency/Foreclosure Policy. The Association shall prepare, or cause to be prepared, an annual statement describing the Association's policies and practices in enforcing lien rights, or other legal remedies for default in payment of assessments against Members, including the recording and foreclosing of liens against Parcels. The Association shall distribute such statement for any fiscal year of the Association to the Members at least sixty (60) days prior to the beginning of such fiscal year.
      Review of Accounts. On no less than a quarterly basis, the Board shall review (i) a current reconciliation of the Association's operating accounts, (ii) a current reconciliation of the Association's reserve accounts, (iii) the current year's actual reserve revenues and expenses compared to the current year's budget, (iv) the Association's latest account statements prepared by the financial institution(s) with whom the operating and reserve accounts are lodged, and (v) the Association's income and expense statement for the operating and reserve accounts.
      Required Reserve Studies. In accordance with Section 1365.5(e) of the California Civil Code, at least once every three (3) years, the Board shall cause to be conducted a reasonably competent and diligent visual inspection of the accessible areas of the major components which the Association is obligated to repair, replace and restore or maintain as part of the study of the reserve account requirements of the common interest development, if the current replacement value of the major components is equal to or greater than one-half (1/2) of the gross budget of the Association which excludes the Association's reserve account for that period. The Board shall (i) review this study on an annual basis, and (ii) consider and implement necessary adjustments to the Board of Director's analysis of the reserve account requirements as a result of that review. The reserve study required hereunder shall include the minimum requirements specified in Section 1365.5 of the California Civil Code.
      Notification Regarding Insurance Coverage Maintained by the Association.
        Scope of Required Summary Disclosures. In accordance with Section 1365 of the California Civil Code, the Association shall prepare, or cause to be prepared, a summary of insurance each fiscal year of the Association, which summary of insurance shall be distributed to each Member within sixty (60) days preceding the beginning of the Association's fiscal year. Each such summary of insurance shall contain a summary of (i) the general liability insurance and directors' and officers' liability insurance maintained by the Association, and (ii) any policy of earthquake and/or flood insurance maintained by the Association. As to all three types of insurance coverage, the disclosure shall (i) include the name of the insurer, (ii) the type of insurance, (iii) the policy limits of the insurance, and (iv) the amount of deductibles, if any. In addition, in the case of the Association's general liability insurance, the summary shall disclose (i) whether the Association consulted with an insurance agent or broker regarding the coverage provided by the policy and, if so, whether the recommendations of the broker or agent were followed; (ii) the insurance deductible and the person or entity responsible for paying the deductible in the event of a loss; and (iii) whether the policy covers any improvements within the Covered Property. If the Association maintains earthquake or flood insurance, the summary pertaining to that insurance shall also include information concerning insurance deductibles and the person or entity responsible for paying the deductible in the event of a loss. Each summary of insurance distributed pursuant to this Section 13.6.1 shall contain, in at least ten (10)-point boldface type, the statement contained in Section 1365(e)(4) of the California Civil Code.
        Use of Policy Master Declaration Page to Comply With Summary Disclosure Requirements. In the case of all three types of insurance described in Section 13.6.1 above, the Association's disclosure obligations may be satisfied by distributing to the Members a copy of the policy master declaration page, provided such page presents the information specified above.
        Notification of Cancellation/Changes. The Association shall, as soon as reasonably practical, notify its Members by first-class mail if (i) any of the policies described in Section 13.6.1 above have lapsed, been canceled, and/or are not immediately renewed, restored or replaced, or (ii) there is a significant change (such as a reduction in coverage or limits, or an increase in the deductible), as to any such policies. If the Association receives any notice of nonrenewal of a policy described in Section 13.6.1 above, the Association shall immediately notify its Members if replacement coverage will not be in effect by the date the existing coverage applies.
        Manner of Delivery of Insurance Summaries and Cancellation Notices. Subject to Section 13.6.3 above, any insurance summary or summaries may be mailed or personally delivered to each Member. If the summaries are mailed, the class of postage used shall be the same as is customarily used to mail the newsletter or other general communication in which the summaries are included. Any notice sent to the Members to advise them of the cancellation and non-renewal of an insurance policy must be sent by first-class mail to each Member. All mailings shall be to the Members at their respective addresses as shown in the books and records of the Association.
      Alternative Dispute Resolution (ADR) Disclosure. On an annual basis, the Board shall provide each Member a summary of the provisions of Section 1354 of California Civil Code, which (i) specifically references such statute, and (ii) includes the language required by Section 1354(i) of the California Civil Code. The summary shall be provided either at the time the budget required under Section 13.1 above is distributed or in the manner specified in Section 5016 of the California Corporations Code.
      Notices of Members of Legal Proceedings. Prior to filing any civil action against Declarant for alleged damage to the Common Area, all or any portion of the Parcels which the Association is required to maintain, or the Parcels which arise from, or are integrally related to, alleged damage to the Common Area or to all or any portion of the Parcels or Parcels which the Association is required to maintain, the Board shall provide written notice to each Member specifying each of the following: (i) that a meeting of the Members will take place to discuss problems that may lead to the filing of a civil action, (ii) the options, including the filing of a civil action, that are available to address the problems, and (iii) the date, time and place of the membership meeting. If the Association has reason to believe that any applicable statutes of limitation will expire before the Association is able to give this notice, hold the meeting and file the civil action, the Association shall be authorized and empowered to file the civil action first and then give the notice required by this section within thirty (30) days following filing of the action.
      Statement of Outstanding Charges. Within ten (10) days following receipt of a written request by an Owner, the Association shall provide such Owner with a written statement setting forth the following information as of the date of the statement: (i) the amount of the Association's current Common Assessment and Special Assessments (if any), and fees; (ii) the amount and nature of any assessments levied upon the Owner's Parcel which are unpaid on the date of the statement; (iii) true and correct information regarding late charges, interest, and costs of collection which, as of the date of the statement are or may be made a lien on the Owner's Parcel (which may be made a lien upon that Parcel in accordance with Section 1367 of the California Civil Code); and (iv) any change in the Association's current Common and/or Special Assessments and fees which have been approved by the Association's Board, but which have not become due and payable as of the date of the statement. The Association may impose a fee for providing the information stated in this Section 13.9, provided such fee does not exceed the reasonable costs of preparing and reproducing the requested items.
      Disclosure of Schedule of Fines or Other Monetary Penalties. If the Association adopts a schedule of fines for commonly recurring infractions of the Governing Documents, or any other policy imposing a monetary penalty or a fee on any Member for violation of any Governing Document or the Association's rules and regulations, including any monetary penalty relating to the activities of a guest or invitee of a Member, the Board shall distribute the schedule or policy to each Member by either personal delivery or by first-class mail. Such distribution obligation shall arise whenever such a schedule or policy is adopted or subsequently amended.
      Avoidance of Duplication in Reporting Requirements. If and to the extent a document distributed to the Members pursuant to Section 12 above or this Section 13 provides the information required in more than one of the foregoing sections of this Section 13, any such requirements listed above may be satisfied by sending the Members the same document.
      Association Rules. The Board (i) may, from time to time, propose, enact and amend Association Rules pursuant to the Declaration, and (ii) shall distribute such Association Rules (and any amendments thereto) to each Owner in accordance with the Declaration.
      Reports Required By Declaration. The Board shall timely prepare and provide to Members any and all additional information and documents as are required pursuant to the Declaration in compliance with the Declaration.
    Books and Records.
      Membership Records. Subject to Sections 8331 and 8332 of the California Corporation's Code, a Member shall be entitled to the following inspection rights in accordance with the following provisions:
          Subject to subsection (c) below, a Member (or such Member's duly-appointed representative) may do either or both of the following at any reasonable time at the office of the Association or at such other place within the Covered Property as the Association shall prescribe:
            Inspect and copy the membership record, including all of the Members' names, addresses, telephone numbers and voting rights, at reasonable times, upon five (5)-business days' prior written demand on the Association, which demand shall state the purpose for which the inspection rights are requested; and/or
            Obtain from the Secretary, upon written demand and tender of a reasonable charge, a list of the names, addresses and voting rights of those Members eligible to vote for the election of directors, as of (A) the most recent record date for which it has been compiled, or (B) a date specified by the Member subsequent to the date of demand. Such demand shall state the purpose for which the list is requested. The membership list shall be made available on or before the later of ten (10) business days after (A) the demand is received, or (B) the date designated therein as the date as of which the list is to be compiled;
          The inspection rights set forth in subsection (a) may be exercised by any Member, for a purpose reasonably related to such person's interest as a Member. If the Association reasonably believes that the information will be used for another purpose, or if it provides a reasonable alternative pursuant to subsection (c) below, it may deny the Member access to the list. In addition, the inspection rights set forth in subsection (a) above may be exercised by the authorized number of members for a purpose reasonably related to the Members' interest as members;
          Inspection rights under subsection (a) above shall be subject to the Association's right to offer a reasonable alternative to inspection within ten (10) days after receiving the Member's written demand (as more particularly set forth in Section 8330(c) of the California Corporations Code, et seq.); and
          Inspection pursuant to this Section 14.1 shall be at (i) any reasonable time, and (ii) the office of the Association or at such other place with in the Covered Property as the Association shall prescribe.
      Accounting Books and Minutes. The accounting books and records of the Association, and minutes of proceedings of the Members, the Board and committees of the Board, shall be open to inspection by a Member (or such Member's duly appointed representative) upon such Member's written demand to the Association, at any reasonable time, for a purpose reasonably related to such person's interest as a Member, at the office of the Association or at such other place within the Covered Property as the Association shall prescribe.
      Director Inspection Rights. Every director shall have an absolute right, at any reasonable time, to inspect (i) all books, records, documents and minutes of the Association, and (ii) the physical properties owned by the Association. Such right of inspection includes the right to make extracts and copies of documents.
      Adoption of Reasonable Inspection Rules. The Board may establish reasonable rules with respect to (i) notice of inspection of books and records, (ii) hours and days of the week when inspection may be made, and (iii) payment of the cost of reproducing copies of documents requested by Members.
      Maintenance of Governing Documents. The Association shall keep at its principal office in California the original or a copy of the Governing Documents, as amended to date, which items shall be open to inspection by the Members at all reasonable time during office hours.
    Indemnification of Agents.
      Indemnification by Association's Agents. To the fullest extent permitted by law, the Association shall indemnify those directors, officers, employees and other agents of the Association described in Section 7237 of the Corporations Code (including, without limitation, persons formerly occupying any such positions), from and against all expenses, judgments, fines, settlements and other amounts actually and reasonably incurred by them in connection with any "proceeding" (as such term is used in Section 7237 of the California Corporations Code), and including an action by or in the right of the Association, by reason of the fact that such person is or was a person described by Section 7237 of the California Corporations Code. For purposes of this Section 15.1, the term "expenses" shall have the meaning used in Section 7237(a) of the California Corporations Code.
      Approval of Indemnity by Association. On written request to the Board by any person seeking indemnification hereunder, the Board shall promptly determine in accordance with Section 7237(e) of the California Corporations Code whether (i) the applicable standard of conduct set forth in Section 7237(b) or 7237(c) of the California Corporations Code has been satisfied, and (ii) if such standard has been satisfied, the Board shall authorize indemnification. If the Board cannot authorize indemnification because the number of directors who are parties to the proceeding with respect to which indemnification is sought prevents the formation of a quorum of directors who are not parties to the proceeding, the Board shall promptly call a special meeting of Members. At such meeting, (i) the Members shall determine under Section 7237(e) of the California Corporations Code whether the applicable standard of conduct set forth in Section 7237(b) or 7237(c) of the California Corporations Code has been satisfied, and (ii) if it has, the Members present at the meeting in person or by proxy shall authorize indemnification.
      Advancement of Expenses. To the fullest extent permitted by law and except as is otherwise determined by the Board in a specific instance, expenses incurred by a person seeking indemnification under Sections 15.1 and 15.2 above in defending any proceeding covered by those sections shall be advanced by the Association before final disposition of the proceeding, on receipt by the Association of an undertaking by or on behalf of that person that the advance will be repaid unless it is ultimately determined that the person is entitled to be indemnified by the Association for those expenses.
      Insurance. The Association shall have the power to purchase and maintain insurance on behalf of its directors, officers, employees and other agents against other liability asserted against or incurred by any director, officer, employee or agent in such capacity or arising out of the director's, officer's, employee's or agent's status as such.
      Construction. The provisions of this Section 15 are intended to comply with Section 7237 of the California Corporations Code and shall be construed consistently therewith.
    Amendment and Revocation of Bylaws.
      By Board. Subject to Sections 7151, 7220, 7224, 7512, 7613 and 7615 of the California Corporations Code, the Board may adopt, amend or repeal these Bylaws unless such action would do the following:
          Materially and adversely affect the rights of Members as to voting, dissolution, redemption or transfer;
          Increase or decrease the number of Members authorized in total or for any class;
          Effect an exchange, reclassification or cancellation of all or part of the memberships of the Association; or
          Authorize a new class of membership in the Association.
      By Members. These Bylaws may be adopted, amended or repealed by the approval of the Members; provided, however, such adoption, amendment or repeal also requires approval of the Members of a class if such action would do the following:
          Materially and adversely affect the rights, privileges, preferences, restrictions or conditions of that class as to voting, dissolution, redemption or transfer in a manner different that such action affects another class;
          Materially and adversely affect such class as to voting, dissolution, redemption or transfer by changing the rights, privileges, preferences, restrictions or conditions of another class;
          Increase or decrease the number of memberships authorized for such class;
          Increase the number of memberships authorized for another class;
          Effect an exchange, reclassification or cancellation of all or part of the memberships of such class; or
          Authorize a new class of membership in the Association.
    Miscellaneous.
      Construction and Definitions. Unless the context requires otherwise or a term is specifically defined herein, the general provisions, rules of construction, and definitions in the California Nonprofit Mutual Benefit Corporation Law shall govern the construction of these Bylaws. Without limiting the generality of the above, the masculine gender includes the feminine and neuter, and singular number includes the plural and the plural number includes the singular. All captions and titles used in these Bylaws are intended solely for the reader's convenience of reference and shall not affect the interpretation or application of any of the terms or provisions contained herein.
      Corporate Seal. The Association may not adopt or use a corporate seal.

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      Cumulative Remedies. The remedies set forth in these Bylaws shall be cumulative to the extent permitted by law and in addition to all other remedies available under other Governing Documents, at law, in equity or otherwise. As such, they may be exercised partially, concurrently or separately. The exercise of one remedy shall not be deemed to preclude the exercise of any other remedy.
      Membership Certificates. The Association may not issue membership certificates under Section 7313 of the California Corporations Code.
      Notice Requirements. Except as expressly provided otherwise in these Bylaws or other Governing Documents, any notice or other document permitted or required to be delivered as provided herein may be delivered either personally or by mail, telegraph, facsimile, electronic mail or other electronic means. If delivery is made by mail, it shall be deemed to have been delivered seventy-two (72) hours after a copy of same has been deposited in the United States mail, postage prepaid, addressed as follows: if to the Association or the Board at the principal office of the Association as designated from time to time by written notice to the Members; if to a director, at the address from time to time given by such director to the Secretary for the purpose of service of such notice; if to a Member, at the address from time to time given by such Member to the Secretary for the purpose of service of such notice, or, if no such address has been so given, to the address of any Parcel owned by such Member.
      Roberts Rules of Order. In the event of a question or dispute concerning the procedural aspects of any meetings which cannot be resolved by reference to these Bylaws or applicable law, such question or dispute matter shall be resolved by reference to Robert's Rules of Order.
      Successor Statutes. Any references in these Bylaws to statutes shall be to the referenced statute or ordinance as in effect on the date of these Bylaws. If any referenced statute is subsequently amended or superseded, all such references shall thereupon mean and refer to the referenced statute or ordinance as so amended, modified or superseded, so long as the amended statute or ordinance continues to regulate or pertain to the same subject matter.

Date: July 2, 2002

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MICHAEL J. METZGER, Incorporator